Exhibit 3.164

- Kanton Zug Department of Economic Affairs Register of Commerce of the Canton of Zug CERTIFICATE OF INCORPORATION We herewith confirm that ENSCO Worldwide GmbH (ENSCO Worldwide LLC) in ZUG, Dammstrasse 19, 6301 Zug, is duly registered in the Register of Commerce of the Canton of Zug since December 11, 2009 (registration number: CHE-115.278.585). We furthermore confirm that this company has a legal corporate existence and is neither bankrupt nor in liquida tion, as far as the records of this office show. Zug, January 12, 2015 CHE-115.278.585 REGISTER OF COMMERCE OF THE CANTON OF ZUG ~ Markus Spiess